EXHIBIT 99.1

CERAGENIX ANNOUNCES RESULTS OF A COMPARISON STUDY OF THE SAFETY AND EFFICACY OF EPICERAM® CREAM FOR THE TREATMENT OF MILD TO MODERATE PEDIATRIC ATOPIC DERMATITIS

Both EpiCeram® and Elidel® Cream (pimecrolimus 1%) produced significant improvement in patients’ conditions after four weeks of treatment

DENVER, CO.— May 20, 2008— Ceragenix Pharmaceuticals Inc. (OTCBB:CGXP) today announced positive results from its investigator-blinded study comparing the safety and efficacy of EpiCeram® Skin Barrier Emulsion to that of Elidel® Cream (pimecrolimus 1%), a standard non-steroidal therapy in the treatment of mild-to-moderate pediatric atopic dermatitis (AD).

The study, which took place at two sites, consisted of 38 pediatric patients ages 2-12.  The mean age was six years. Patients were randomized into two groups: one group received treatment with Elidel® cream (pimecrolimus 1%), and the second group received treatment with EpiCeram®. The study demonstrated that:

Both EpiCeram® and Elidel® Cream produced significant improvement in patients’ conditions after four weeks of treatment.

There were no statistically significant differences between the groups treated with EpiCeram® compared to those treated with Elidel® Cream as measured by EASI (Eczema Area and Severity Index) scores at Day 28 (the primary outcome measure).  There was a statistically significant difference in median EASI score reduction at Week 2 with the Elidel® Cream group showing faster improvement at this timepoint. It is speculated that the slower response to EpiCeram® could be attributable to the relatively small amounts of EpiCeram® that were applied.

Improvement in patient AD as measured by Investigator Global Assessment (IGA) was a secondary endpoint of the study.  Both treatments demonstrated a statistically significant reduction (p<0.05) in IGA scores at weeks 2 and 4. Itching (pruritus), a hallmark symptom of AD, was another secondary endpoint of the study. Both EpiCeram® and Elidel® Cream produced significant relief from itching after 28 days of treatment, and there was no statistically significant difference between the two treatments in reduction of itching at this time point.

“The data from this study demonstrate that EpiCeram® is effective and offers the clinician and parents of children with atopic dermatitis a new approach for treatment of this skin condition without the risks often associated with long-term use of immunosuppressants,” said Peter M. Elias, M.D., Professor of Dermatology at the University of California, San Francisco and Chairman of Ceragenix’s Scientific Advisory Board.

The research was conducted by clinicians at the Oregon Health & Sciences University, Portland, OR, and the University of California School of Medicine, San Diego.

Atopic dermatitis is a chronic childhood skin condition that may affect patients for many years.  Dermatology agents currently used to treat atopic dermatitis and other inflammatory skin disorders have limitations of use due to various safety concerns. The use of EpiCeram® does not raise any of the safety concerns associated with the use of topical steroids or topical immunosuppressants.

Steve Porter, Chairman and CEO of Ceragenix stated, “We are very pleased with these results.   EpiCeram® has demonstrated favorable results in treating symptoms of AD, and in key respects was not significantly different than a widely used immunosuppressant in treating the symptoms of atopic dermatitis after a 28 day treatment regimen.  The study shows that EpiCeram® offers a novel approach to the therapy of atopic dermatitis based upon its barrier repair-based mechanism of action.  EpiCeram® appears to be safe and effective in a substantial number of pediatric patients with mild to moderate AD, without the use of additional prescription drugs.”

The investigators reported that a limitation of the pilot study was that the small sample size did not allow for robust statistical comparisons.  They further state that further improvements may have been seen with a longer treatment time, and note that an intent-to-treat analysis was not performed.

Study Design

The study was an investigator-blinded, randomized controlled  study conducted at two centers which evaluated a total of 38 patients in two groups of children (ages 6 months to 12 years) with mild-to-moderate atopic dermatitis treated with either Elidel® (pimecrolimus 1%), an immunosuppressant cream, or EpiCeram® a physiologic lipid-based barrier-repair cream.  The study was conducted from April 2007 to January 2008.

Primary and Secondary Outcome Measures

According to the protocol, the primary outcome measure was the change in median EASI scores measured at Week 4 as compared to the baseline.  The protocol’s secondary efficacy parameters included:

a) Percentage of subjects reaching clear or almost clear on Investigator’s Global Assessment (IGA) at Day 28;

b) Change in patient reported assessments of pruritus (itch) as measured on a Visual Analog Scale.

Study Results

Primary Outcome Measure (change in median EASI score measured at Day 28 compared to Baseline).

Daily (twice) applications of Elidel® Cream produced significant reductions in EASI scores at Day 28 compared to baseline. While twice daily applications of EpiCeram® did not produce statistically significant improvement in EASI scores at Week 4, the overall improvement produced by EpiCeram® was not statistically significantly different from that produced by Elidel® (no significant difference between treatment effects after 28 days as measured by EASI).

Additionally, there were no statistically significant differences between EpiCeram® and Elidel® in the proportion of subjects with either >50% improvement in EASI score or >75% improvement in EASI scores at Week 4,

Good and Excellent Improvement at Week 4

(at least 50% and 75% reduction in EASI)

Key Secondary Outcome Measures

A.  Percentage of subjects reaching clear or almost clear on IGA at Day 28

Both treatments demonstrated statistically significant reductions in AD symptoms as measured by Investigator’s Global Assessment (IGA) at Week 4.  Assessment of the disease progression showed significant improvements in the IGA scores over time with 27% of the EpiCeram® patients assessed as clear or almost clear after 28 days of treatment and 44% of the Elidel® Cream patients being assessed as clear or almost clear at Day 28.  Comparison of these disease progression results for both treatments showed no statistically significant difference between EpiCeram® and Elidel® Cream after 28 days of treatment.

B.  Assessment of Pruritus

Patient-reported assessments of pruritus also showed significant improvement from baseline after 28 days of treatment for both EpiCeram® and Elidel® Cream.  No statistically significant differences were found between treatments after 28 days of treatment.

Safety

The investigators concluded that use of EpiCeram® is safe for use in the patient population studied.  There were no serious adverse events reported in the study and both treatments had similar rates of adverse events.

About EpiCeram®

EpiCeram® is a prescription only therapy based on ceramide-dominant physiologic lipids which repair the natural barrier function of the skin.  Its non-steroidal formulation has a very favorable safety profile and does not have the duration of use restrictions or pediatric patient age restrictions seen with other classes of prescription products. In a prior clinical study of 113 pediatric patients, EpiCeram® was highly effective as monotherapy in reducing clinical disease severity, and demonstrated comparable efficacy to fluticasone cream, a mid-strength steroid, at 28 days.

About Ceragenix

Ceragenix Pharmaceuticals, Inc. is a biopharmaceutical and medical device company focused on infectious disease and dermatology. The Company has two base technology platforms; Ceragenins™or (“CSAs”) for treatment of infectious disease and Barrier Repair for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others.  Ceragenin™ compounds are active against a broad range of gram positive and negative bacteria.  We have used our Ceragenin™ technology to formulate CeraShield™ antimicrobial coatings for medical devices.  All Ceragenin™ and CeraShield™ products are currently in the developmental stage.  Ceragenix’s patented Barrier Repair technology, invented by Dr. Peter Elias, is the platform for the development of two prescription topical creams—EpiCeram® and NeoCeram™.   EpiCeram® has been cleared for marketing by the United States Food and Drug Administration (“FDA”) and the Company has entered into an exclusive supply and distribution agreement with Dr. Reddy’s Laboratories, Inc. (“DRL”) for the marketing and sales of the product in the United States.  The Company anticipates that DRL will launch EpiCeram® during the second half of 2008.  For additional information on Ceragenix, please visit www.ceragenix.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the Company to raise sufficient capital to finance its planned activities including completing development of its Ceragenin™ technology; the ability of the Company to meet its obligations under the supply and distribution agreement with Dr. Reddy’s Laboratories including, but not limited to, delivering shelf stable product prior to the planned launch; receiving the Non-Sales Milestones within the timeframes currently anticipated by the Company; the ability of the Company to satisfy its outstanding convertible debt obligations; receiving the necessary marketing clearance approvals from the FDA; successful clinical trials of the Company’s planned products including, the ability to enroll the studies in a timely manner, patient compliance with the study protocol, and a sufficient number of patients completing the studies; the ability of the Company to commercialize its planned products; the ability of the Company to successfully manufacture its products in commercial quantities (through contract manufacturers); market acceptance of the Company’s planned products, the Company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the Company to successfully prosecute and protect its intellectual property, and the Company’s ability to hire, manage and retain qualified personnel.  The aforementioned factors do represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. In particular important factors that could cause actual results to differ materially from our forward-looking statements including general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to us, may be significant, now or in the future, and the factors set forth in this press release may affect us to a greater extent than indicated.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this press release and in other documents that we file from time to time with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2007, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K to be filed in 2008. Except as required by law, we do not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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